Exhibit 21.1

Subsidiaries of the Registrant

Subsidiaries	Place of Incorporation
Dean Global Limited	British Virgin Islands
Jenyd Holdings Limited	Hong Kong
Xinjiang United Family Trading Co., Ltd.	PRC
George Chanson (NY) Corp.	New York
Chanson 23rd Street LLC	New York
Chanson 355 Greenwich LLC	New York
Chanson 1293 3rd Ave LLC	New York
Chanson Management LLC	Delaware

Variable Interest Entities	Place of Incorporation
Urumqi Midong District George Chanson Bakery	PRC
Shayibake District Yining Rd. George Chanson Bakery	PRC
Changji George Chanson Youhao Supermarket Bakery	PRC
Changji George Chanson Bakery	PRC
Tianshan District Xinhua North Rd. George Chanson Bakery	PRC
Shayibake District Pingding Shandong No.2 Rd. George Chanson Bakery	PRC
Tianshan District Xinmin Rd. George Chanson Bakery	PRC
Tianshan District Minzhu Rd. George Chanson Bakery	PRC
Tianshan District Jianquan No.3 Rd. George Chanson Bakery	PRC
Tianshan District Jiefang North Rd. George Chanson Bakery	PRC
Urumqi Economics and Technology Development District George Chanson Bakery on Kashi West Rd.	PRC
Xinshi District Liyushan South Rd. George Chanson Bakery	PRC
Xinshi District Changchun South Rd. George Chanson Bakery	PRC
Xinshi District Beijing Middle Rd. United Family Chanson Bakery	PRC
Xinshi District Suzhou East Rd. Chanson Bakery	PRC
Xinshi District Suzhou Rd. Xiaoxigou Chanson Bakery	PRC
Xinshi District South No.3 Rd. Chanson Bakery	PRC
Urumqi Economics and Technology Development District George Chanson Bakery on Xuanwuhu Rd.	PRC
Shayibake District Youhao South Rd. Chanson Bakery	PRC
Shuimogou District South Nanhu Rd. George Chanson Bakery	PRC
Xinshi District Hebei East Rd. George Chanson Bakery	PRC
Urumqi Toutunhe District George Chanson Bakery on Zhongya South Rd.	PRC
Shihezi Hemeijia Bakery No.1	PRC